EXHIBIT 99.1

Contacts: Geoffrey G. Meyers       Leigh C. Comas        David Kronfeld
          HCR                      Manor Care            Eric Berman
          419-252-5545             301-979-4168          Caroline Gentile
                                                         Kekst and Company
                                                         212-521-4800

For Immediate Release



              HEALTH CARE AND RETIREMENT CORPORATION AND MANOR CARE
           TO COMBINE IN $5 BILLION MERGER TO CREATE NATION'S LEADING
                     LONG-TERM HEALTH CARE SERVICES COMPANY


              -- Combination of Two Premier Companies to Result in

                 Enhanced Growth Prospects and Profitability --

     -- New Company to Have Exceptional Financial and Geographic Strength --


     TOLEDO, OH. AND GAITHERSBURG, MD, June 10, 1998 - Health Care and Retirement Corporation (NYSE:HCR) and Manor Care Inc. (NYSE:MNR) today jointly announced a definitive agreement to merge the two companies in an exchange of shares, in a transaction valued at approximately $5 billion, including the assumption of debt. The combined company, which will be known as HCR Manor Care, will unite two of the nation's leaders in the long-term health care services industry. It will create the largest and most profitable company in its industry, exceptionally well positioned to capitalize on new growth opportunities.

     Under the terms of the agreement, each share of Manor Care will be exchanged for one share of HCR. The transaction is expected to be immediately accretive to HCR's earnings and to be tax-free to Manor Care's shareholders. It will be accounted for as a pooling of interests.

     The transaction has been approved by the Boards of Directors of both companies, and requires the approval of the shareholders of both companies, as well as customary regulatory approval. The Bainum family, which holds approximately 31% of the shares


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of Manor Care, has agreed to vote its shares in favor of the transaction. The transaction is expected to be completed during the fourth quarter.

     Headquarters of HCR Manor Care will be located in Toledo, Ohio. The Board of Directors of the combined company will have equal representation from both HCR and Manor Care. Stewart Bainum, Jr., Chairman and Chief Executive Officer of Manor Care, will become Chairman of the combined company, and Paul A. Ormond, Chairman, President and Chief Executive Officer of HCR, will be President and Chief Executive Officer. Additionally, M. Keith Weikel, Senior Executive Vice President and Chief Operating Officer of HCR, and Geoffrey G. Meyers, Executive Vice President and Chief Financial Officer of HCR, will maintain their respective positions after the combination. Joseph R. Buckley, Executive Vice President of Manor Care, will continue as Executive Vice President in the combined company.

     As a result of the combination, the planned separation of Manor Care, Inc. into a health care services management company and a health care real estate and development company will be canceled.

     Mr. Ormond said, "The combination of these two preeminent long-term care providers will create an important new force in the industry, with increased growth potential from an already rapidly growing base. The combination of our two companies will enhance our ability to offer superior and innovative patient services at a time when the long-term care industry is both growing and consolidating."

     Mr. Bainum said, "The merger of HCR and Manor Care brings together two companies with similar philosophies and characteristics. I am pleased that we will be gaining the additional talents of the HCR management team, which has achieved such an outstanding record of success and in which I have full confidence. By combining, we will be able to make optimal use of our top-quality assets, and continue to attract the best people in the industry. Together, we will be the premier long-term care company in the United States in terms of facilities and capabilities, as well as the most profitable and the largest in terms of market capitalization."

     "By combining our strong financial positions, we will create a company with a very solid balance sheet and an equity market capitalization of approximately $4 billion, less than $1 billion of debt, and total revenues of $2.4 billion. This financial strength will enable us to take advantage of greater expansion opportunities, both through an aggressive internal facilities development program and through future acquisitions, at the lowest cost of capital in the industry."


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     Mr. Ormond stated, "Moreover, the merger will combine the best practices of the best companies in the industry. HCR will bring its proven record for generating consistent revenue and earnings growth, which has exceeded 20% in each year since going public in 1991, and its strong operating expertise. Manor Care will bring its top-notch facilities and its reputation for high-quality, innovative services, including its rapidly growing Arden Court assisted living facilities which specialize in the care of individuals with Alzheimer's disease."

     "Together, we will have a large percentage of high-quality revenues and a strong geographic presence, especially in several states with particularly attractive market dynamics, such as Ohio, Pennsylvania, Michigan, Illinois and Florida. The combination will also improve our ability to negotiate effectively with managed care providers," Mr. Ormond concluded.

     Within the first full year of operations, the combined company expects to realize at least $30 million of cost savings in addition to the earnings enhancements generated by the combination.

     In total, HCR has 124 long term care centers, 76 outpatient therapy clinics, 116 subacute and rehabilitation units, 5 assisted living centers, 33 home health offices, and a national pharmacy with 4 locations. Manor Care operates 171 skilled nursing and rehabilitation facilities, 42 assisted living centers and one acute care hospital.

     Manor Care currently operates 213 health care facilities containing 28,300 beds in 29 states. Manor Care also owns approximately 50% of Vitalink Pharmacy Services (NYSE:VTK) and holds a controlling interest in In-Home Health, Inc. (NASDAQ:IHHI).

     HCR, headquartered in Toledo, Ohio, now has more than 22,000 employees providing high-quality care through a network of long-term care centers, outpatient rehabilitation clinics, home health care offices, and management service for professional organizations. In 1997, HCR reported revenues of $892 million.

     Chase Securities acted as financial advisor to HCR and SBC Warburg Dillon Read was financial advisor to Manor Care.


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                            HCR MANOR CARE FACT SHEET


                               HCR        Manor Care         Combined

Facilities:

 LTC                             124            171               295

 Outpatient Therapy Clinics       76              -                76

 Subacute/Rehab                  116              -               116

 Assisted Living                   5             42                47

 Acute Care Hospital               -              1                 1

 Home Health(1)                   33              1                34

 National Pharmacy                 4              -                 4


States Covered                    16             29                32


Top Five States         1)  Ohio           1)  Pennsylvania    1)  Pennsylvania

                        2)  Florida        2)  Illinois        2)  Ohio

                        3)Michigan         3)  Florida         3)  Florida

                        4)  Texas          4)  Ohio            4)  Illinois

                        5)  Pennsylvania   5)  Maryland        5)  Michigan


Quality Mix(2)

 Private/owner                    44%           56%                51%

 Medicare                         26%           18%                21%

 Medicaid                         30%           26%                28%


Occupancy                         89%           88%                89%

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1   Includes Manor Care's equity interest in In Home Health.

2   Excludes Hospital for Manor Care.


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                            HCR MANOR CARE FACT SHEET


(Dollars in millions, except otherwise noted)

                                                LTM(3)
                      ---------------------------------------------------------
                                 HCR           Manor Care       Combined
                                 ---           ----------       --------

Revenue                         $905            $1,355          $2,260

EBITDA                           156               223             379

EBIT                             118               145             263

Net Income                        73               100             173


Cash                              $3               $45             $48

Total Assets                     949             1,793           2,742

Total Debt                       293               478             771

Total Equity                     446               816           1,262


Shares Outstanding (MM)           44.8              63.7           108.5

Debt/Capitalization               40%               37%             38%


Debt/EBITDA                        1.9x              2.1x            2.0x

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3   Based on HCR and Manor Care's 10K and 10Q SEC Filings.  Manor Care results adjusted for Vitalink transaction.